Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Cinedigm Corp. (formerly Cinedigm Digital Cinema Corp.)  on Form S-3, to be filed on or about November 20, 2013 of our report dated June 19, 2013 on our audits of the consolidated financial statements as of March 31, 2013 and 2012 and for each of the years in the two-year period ended March 31, 2013, which report was included in the Annual Report on Form 10-K filed June 20, 2013.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey
November 19, 2013